Exhibit 3.05(b)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                                      The name of the limited liability company is Alta Wind 1-5 Holding Company, LLC

2.                                      The Registered Office of the limited liability company in the State of Delaware is changed to Corporation Trust Center 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY.

By:	/s/ William Bleier
Authorized Person

Name:	William Bleier
Print or Type

State of Delaware Secretary of State Division or Corporations Delivered 12:53 PM 08/13/2014 FILED 12:08 PM 08/13/2014 SRV 141066433 - 4984259 FILE